Exhibit 10.1

UBIQUITI NETWORKS, INC.

EAST WEST BANK, AS ADMINISTRATIVE AGENT AND JOINT LEAD ARRANGER

U.S. BANK, AS SYNDICATION AGENT AND JOINT LEAD ARRANGER

EAST WEST BANK AND U.S. BANK, AS LENDERS

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of August 7, 2012 by and between EAST WEST BANK (“Administrative Agent”), U.S. BANK (“Syndication Agent”), the financial institutions named on the signature page hereof (each, a “Lender” and collectively, the “Lenders”) and UBIQUITI NETWORKS, INC. (“Borrower”) (this “Agreement”).

RECITALS

Borrower wishes to continue to obtain credit from time to time from Lenders, and Lenders desire to extend credit to Borrower. This Agreement states the terms on which Lenders will advance credit to Borrower, and Borrower will repay the amounts owing to Administrative Agent and Lenders.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances made under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers and directors.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Margin” means with respect to any Credit Extension, the margin set forth below, as determined by the Debt Service Coverage Ratio for the last fiscal quarter:

Level	Debt Service Coverage Ratio	Base Rate plus:	LIBOR Base Rate plus:

I	Less than 1.75 to 1.0	1.75%	2.75%

II	Equal to or greater than 1.75 to 1.0 but less than 2.0 to 1.0	1.50%	2.50%

III	Equal to or greater than 2.0 to 1.0	1.25%	2.25%

Prior to Administrative Agent’s receipt of the first Compliance Certificate delivered by Borrower in accordance with Section 6.3(b), the margins shall be determined pursuant to Level III. Thereafter, the margins shall be subject to increase or decrease upon receipt by Administrative Agent pursuant to Section 6.3 of the financial statements and corresponding Compliance Certificate for the last fiscal quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Administrative Agent or Required Lenders, the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.

“Base Rate” means the greater of (i) the variable rate of interest, per annum, most recently announced by Administrative Agent, as its “prime rate”, whether or not such announced rate is the lowest rate available from Administrative Agent, Syndication Agent, or any Lender; (ii) the Federal Funds Effective Rate plus 0.50%; or (iii) the LIBOR Rate plus 1.00%.

“Base Rate Advances” means any Credit Extension on which interest is payable based on the Base Rate in accordance with the terms hereof.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which Lenders in the State of California are authorized or required to close.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on attached Exhibit A.

“Compliance Certificate” means a certificate in substantially the form of attached Exhibit C.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any reimbursement obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Commitments” means the commitment of a Lender to make Credit Extensions under this Agreement.

“Credit Extension” means each Advance, Swingline Advance, Term Advance, or any other extension of credit by Lenders for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations outstanding and owed at the end of a given day.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Net Income of Borrower for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options or restricted stock units, plus (v) extraordinary cash charges which are approved by the Administrative Agent in writing as an “add-back” to EBITDA, and minus, to the extent added in computing Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Excess Cash Flow” means for any fiscal year (or other period) of the Borrower, the excess, if any, of its EBITDA for such fiscal year over the sum, without duplication, of (a) interest expense (including any non-cash interest expense amounts), plus (b) provisions for current taxes based on income of the Borrower and payable in cash with respect to such period, plus (c) the aggregate amount actually paid by the Borrower in cash during such fiscal year (or other period) on account of capital expenditures of the Borrower (excluding the principal amount of the loans incurred in connection with such capital expenditures), plus (d) the aggregate amount of all optional prepayments of the Term Advances during such fiscal year (or other period), plus (e) the aggregate amount of all regularly scheduled principal payments by Borrower on the Term Advances made during such fiscal year (or other period), plus (f) other one-time and non-recurring cash items, plus (g) extraordinary cash charges which are approved by the Administrative Agent in writing as an “add-back” to EBITDA; provided that any of the foregoing items specified in clauses (f) and (g) may only be included in the calculation of “Excess Cash Flow” to the extent such items are permissibly “added-back” to Net Income for purposes of calculating EBITDA.

“Event of Default” has the meaning assigned in Article 8.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such interest rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of any state of the United States of America.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Global Cash” means Borrower’s consolidated unrestricted cash plus marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other Bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Period” means for each LIBOR Rate Advance, a period 30, 60 and 90 days, as Borrower may elect, or such other period as Administrative Agent, Syndication Agent and Borrower may agree upon, provided that the last day of an Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect.

“Inventory” means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IPO” means the initial sale by Borrower of its capital stock pursuant to a registration statement filed on Form S-1 in accordance with the Securities Act of 1933, as amended.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Joint Lead Arrangers” means, collectively, East West Bank and U.S. Bank.

“Lender Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred by Administrative Agent, Syndication Agent, or a Lender in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable audit fees; and reasonable attorneys’ fees and expenses of Administrative Agent, Syndication Agent, and any Lenders incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“LIBOR Base Rate” means, for any Interest Period, the rate of interest per annum determined by Administrative Agent to be the per annum rate of interest at which deposits in United States Dollars are offered to Administrative Agent in the London interbank market in which Administrative Agent customarily participates at 11:00 a.m. (local time in such interbank market) three (3) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the principal amount of such Advance.

“LIBOR Rate” shall mean, for any Interest Period for a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Advances” means any Credit Extension or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between or among Borrower, Administrative Agent, Syndication Agent and Lenders in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or financial condition of Borrower, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the validity or enforcement of Administrative Agent’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Cash Proceeds” means (i) the net cash proceeds received by Borrower from the sale and issuance of Borrower’s Subordinated Debt or equity securities (excluding equity securities or options issued pursuant to employee stock option plans approved by Borrower’s board of directors), and (ii) the net cash proceeds received by Borrower from any disposition by Borrower of its property (excluding dispositions that are expressly permitted under Section 7.1 hereof) that are not used to purchase replacement assets.

“Net Income (or Deficit)” means the net income (or deficit) of Borrower (on a stand-alone basis not including its Subsidiaries), after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lenders, Syndication Agent, or Administrative Agent by Borrower pursuant to this Agreement or any other agreements with Syndication Agent, or Administrative Agent or Lenders, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Administrative Agent may have obtained by assignment.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Administrative Agent for the ratable benefit of Lenders under this Agreement.

“Permitted Acquisitions” means (i) the target company is in the same or similar line of business as Borrower, (ii) the acquisition shall be completed on a non-hostile basis, (iii) the aggregate amount of all Permitted Acquisitions does not exceed $15,000,000 per fiscal year, (iv) no later than 10 Business Days prior to the consummation of such acquisition, Borrower has provided the Administrative Agent with proforma financial statements giving effect to the acquisition which demonstrate continued pro forma compliance with the financial covenants contained in Section 6.9 hereof after giving effect to such acquisition, (v) the Borrower or a wholly-owned domestic Subsidiary is the surviving entity, and (vi) the acquisition would not otherwise result in an Event of Default.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Lenders arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness of Borrower and its Subsidiaries not to exceed $2,500,000 in the aggregate in any fiscal year secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness of any Subsidiary to Borrower that constitutes a Permitted Investment by Borrower under clause (e) of the definition of Permitted Investment;

(g) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(h) other Indebtedness not to exceed $1,500,000 in aggregate principal amount at any one time outstanding.

“Permitted Investment” means:

(a) Investments (including Subsidiaries) existing on the Closing Date disclosed in the Schedule;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within one (1) year from its acquisition; (ii) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (iii) Administrative Agent’s or Syndication Agent’s certificates of deposit issued maturing no more than one (1) year after issue; (iv) mutual funds having at least 95% of their assets invested in the foregoing Investments; and (v) other Investments permitted by Borrower’s investment policy that has been approved by its board of directors;

(c) Investments of Subsidiaries in or to Borrower; Investments of Borrower or Subsidiaries in or to Borrower’s Subsidiaries, solely in the amounts required to fund such Subsidiary’s operations in the ordinary course of business and consistent with past practices in an aggregate amount not to exceed $3,500,000 at any time;

(d) Investments consisting of (A) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business and (B) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or arrangements approved by Borrower’s board of directors;

(e) Repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $5,000,000 in any fiscal year, as long as an Event of Default does not exist at the time of a repurchase or would exist immediately after giving effect to such repurchase;

(f) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(g) Investments consisting of deposit accounts in which Administrative Agent has a perfected security interest;

(h) Investments accepted in connection with Transfers permitted by Section 7.1;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k) Investments pursuant to or arising under currency agreements or interest rate agreements arising in the ordinary course of business;

(l) Permitted Acquisitions; and

(m) other Investments aggregating not in excess of $500,000 at any time.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested or negotiated in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c) Liens not to exceed $2,500,000 in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(g) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(h) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Administrative Agent has a perfected security interest in the amounts held in such deposit and/or securities accounts to the extent required under Section 6.8;

(j) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (g) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(k) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $100,000.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pro Rata Share” is the percentage interest of a Lender in a Credit Extension, as set forth below its signature hereto.

“Required Lenders” means as of any date of determination, Lenders owed not less than 66.67% of the then aggregate unpaid principal amount of the Credit Extensions, or, if no principal amount of the Credit Extensions is outstanding, then Lenders having not less than 66.67% of the Credit Commitments. The Pro Rata Share of Credit Commitments and of outstanding Credit Extensions of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by a Lender by reason of any regulatory change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (ii) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Lenders to issue Advances, as specified in Section 2.1.1 hereof.

“Revolving Line” initially means Credit Extensions of up to Fifty Million Dollars ($50,000,000) in aggregate outstanding principal amount at any time.

“Revolving Maturity Date” means the third anniversary of the Closing Date.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“Schedule” means the schedule of exceptions attached hereto, if any.

“Swingline Advance” means any Advance funded with Administrative Agent’s funds, until such Advance is settled among Lenders or repaid by Borrower.

“Subordinated Debt” means any debt incurred by Borrower that is expressly subordinated to the debt owing by Borrower to Lenders on terms reasonably acceptable to Required Lenders (and identified in writing as being such by Borrower and Required Lenders).

“Subsidiary” means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means the net worth appearing on Borrower’s balance sheet at any date as of which the amount thereof shall be determined, minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

“Term Advance” means the cash advance of up to Fifty Million Dollars ($50,000,000) made under Section 2.1.2.

“Term Maturity Date” means the fifth anniversary of the Closing Date.

“Total Interest Expense” means with respect to Borrower (on a stand-alone basis not including its Subsidiaries) for any period, the aggregate amount of interest required to be paid or accrued by Borrower during such period on all Indebtedness of Borrower outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that are, in accordance with GAAP, classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but excluding Subordinated Debt.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

Borrower promises to pay to Administrative Agent for account of the Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lenders to Borrower as and when due under this Agreement. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at the rates set forth in this Agreement.

2.1.1 Revolving Advances.

(a) Advance Amounts. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding principal amount not to exceed the Revolving Line less the aggregate outstanding principal amount of any Swingline Advances and the aggregate face amount of all Letters of Credit issued pursuant Section 2.1.1(g) below, and each Lender shall make Advances up to its Pro Rata Share of the requested Advance, provided no Lender shall at any time be required to make Advances in excess of the maximum Credit Commitment set forth below its signature to this Agreement.

(b) Swingline Advances. Administrative Agent may, but shall not be obligated to, advance Swingline Advances to Borrower, up to an aggregate outstanding amount not to exceed the lesser of the Revolving Line minus, in each case, the aggregate outstanding principal amount of Advances and the aggregate face amount of all Letters of Credit issued pursuant to Section 2.1.1(g) below, or $5,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Advance shall constitute an Advance for all purposes, except that payments thereon shall be made to Agent for its own account, except to the extent such Swingline Advance is funded by all Lenders hereunder. To facilitate administration of the Advances, Lenders and Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that settlement among them with respect to Swingline Advances and other Advances may take place on a date determined from time to time by Administrative Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the settlement report delivered by Administrative Agent to Lenders. Between settlement dates, Administrative Agent may in its discretion apply payments on Advances to Swingline Advances, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Administrative Agent is absolute and unconditional, without offset, counterclaim or other defense. If, due to an Insolvency Proceeding with respect to Borrower or otherwise, any Swingline Advance may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent its Pro Rata Share of participation in each unpaid Swingline Advance and shall transfer the amount of such participation to Administrative Agent, in immediately available funds, within one Business Day after Administrative Agent’s request therefor.

(c) Borrowing Procedure. Whenever Borrower desires an Advance, Borrower will notify Administrative Agent by facsimile transmission or telephone no later than 11:00 a.m. Pacific Time, on the Business Day that is three Business Days prior to the Business Day on which an Advance is to be made (or no later than 11:00 a.m. Pacific Time on the Business Day that any Swingline Advance is to be made). Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1 and shall specify whether the Advance is to be made as a Base Rate Advance or a LIBOR Rate Advance (and in the case of a LIBOR Rate Advance, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified). Administrative Agent shall give each Lender prompt written notice of the receipt of any such notification. Administrative Agent is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer. Administrative Agent shall be entitled to rely on any telephonic notice given by a person who Administrative Agent reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Administrative Agent harmless for any damages or loss suffered by Administrative Agent as a result of such reliance to the extent set forth in Section 13.9. Borrower shall establish a deposit account with Administrative Agent, and Administrative Agent will credit the amount of Advances made under this Section 2.1.1 to such deposit account, and any Lender that is not Administrative Agent shall make such Advance by wire transfer to the Administrative Agent for funding into such account. Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in substantially the form of Exhibit B-1 hereto executed by Borrower.

(d) Interest Payments. The outstanding principal balance of each Base Rate Advance shall bear interest until principal is due, at a floating rate per annum equal to the Base Rate plus the Applicable Margin; the outstanding principal balance of each LIBOR Rate Advance shall bear interest until principal is due, at a floating rate per annum equal to the LIBOR Rate plus the Applicable Margin. Interest shall be computed daily on the basis of a year of 360 days based on the actual days elapsed. Borrower shall pay accrued and unpaid interest in arrears on each Advance that constitutes a Base Rate Advance on the first day of each calendar month; Borrower shall pay accrued and unpaid interest in arrears on each Advance that constitutes a LIBOR Rate Advance on the sooner to occur of the last day of the calendar quarter or the last day of the applicable Interest Period. All Advances shall be due and payable on the Revolving Maturity Date.

(e) Prepayment of the Advances. Subject to Section 2.7, Borrower may at any time prepay any Advance without premium or penalty. If the aggregate outstanding principal amount of the Advances at any time exceeds the Revolving Line, Borrower will immediately pay to Administrative Agent, for the ratable benefit of Lenders, the amount of such excess.

(f) Lenders Disbursement. Unless Administrative Agent shall have received notice from a Lender prior to the date of any Advance that such Lender will not make available to Administrative Agent such Lender’s Pro Rata Share of such Advance, Administrative Agent may assume that such Lender has made such portion available to Administrative Agent on the date of such Advance in accordance with this Section and Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to Administrative Agent, such Lender and Borrower severally agree to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent, at (i) in the case of Borrower, the interest rate applicable at the time to such Advance and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Pro Rata Share of such Advance for purposes of this Agreement. The failure of any Lender to make available its Pro Rata Share of any Advance shall not relieve any other Lender of its obligation, if any, hereunder, to make available its Pro Rata Share of such Advance on the date of such Advance, and the provisions of Section 13.4 shall govern the Defaulting Lender’s rights and obligations.

(g) Letters of Credit.

(i) Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Administrative Agent agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the Revolving Line minus, in each case, the aggregate principal outstanding amount of the Advances and the Swingline Advances at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $5,000,000. Letters of Credit may be requested by Borrower only to support obligations of Borrower incurred in the ordinary course of business. All Letters of Credit shall be, in form and substance, acceptable to Administrative Agent in its sole discretion and shall be subject to the terms and conditions of Administrative Agent’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Administrative Agent’s standard fee based on the face amount of each Letter of Credit as set forth in Section 2.6(e). On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1.1. On or before the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Administrative Agent. The obligation of Borrower to reimburse Administrative Agent for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Administrative Agent harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Administrative Agent’s gross negligence or willful misconduct.

(ii) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent, without recourse or warranty, its Pro Rata Share of the obligations relating to the Letter of Credit. If Administrative Agent makes any payment under a Letter of Credit, Administrative Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Administrative Agent, the Lender’s Pro Rata Share of such payment. Upon request by a Lender, Administrative Agent shall furnish copies of any Letters of Credit in its possession at such time.

(iii) The obligation of each Lender to make payments to Administrative Agent in connection with Administrative Agent’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Person may have with respect to any Obligations. Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by Borrower or other Person of any obligations under any Loan Documents.

2.1.2 Term Advance.

(a) Advance Amount. Subject to the terms and conditions of this Agreement, each Lender will make its Pro Rata Share of the Term Advance to Borrower on the Closing Date. The proceeds of the Term Advance shall be first used to repay in full all amounts outstanding under that certain Loan and Security Agreement by and between Borrower and East West Bank dated as of September 15, 2011, with the remaining amount being transferred to Borrower by wire transfer to such account as Borrower specifies in writing to Administrative Agent.

(b) Payment. Beginning on the first day of the first calendar quarter following the Closing Date, and continuing on the first day of each calendar quarter thereafter, for so long as any part of the Term Advance remains outstanding, Borrower shall make quarterly payments of principal equal to $1,250,000 until the second anniversary of the Closing Date, then quarterly payments of principal equal to $1,875,000 until the third anniversary of the Closing Date, then quarterly payments of principal equal to $2,500,000 until the Term Maturity Date. The failure of any Lender to make available its Pro Rata Share of the Term Advance shall not relieve any other Lender of its obligation, if any, hereunder, to make available its Pro Rata Share of such Term Advance on the date of such Term Advance, but no Lender shall be responsible for the failure of any other Lender to make available its Pro Rata Share of the Term Advance on the date of such Term Advance. On the Term Maturity Date, Borrower shall repay the entire outstanding principal balance of the Term Advance, plus all accrued and unpaid interest thereon.

(c) Interest. The outstanding principal balance of the Term Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to either the Base Rate plus the Applicable Margin or the LIBOR Rate plus the Applicable Margin, as elected by Borrower, subject to Section 2.7. Borrower shall pay accrued and unpaid interest in arrears on the Term Advance on the first day of each calendar month, if such Term Advance constitutes a Base Rate Advance; if such Term Advance constitutes a LIBOR Rate Advance, Borrower shall pay accrued and unpaid interest in arrears on the sooner to occur of the last day of the calendar quarter or the last day of the applicable Interest Period.

(d) Optional Prepayment of the Term Advance. Borrower may at any time prepay all or any part of the Term Advance without penalty or premium (other than amounts due and payable under Section 2.7), but may not reborrow any part of the Term Advance, once repaid. Each partial prepayment shall be in an amount not less than One Million Dollars ($1,000,000) or such greater amount which is an integral multiple of $500,000. Each prepayment shall be made upon the irrevocable written or telephone notice of Borrower received by Administrative Agent not less than three (3) Business Days prior to the date of the prepayment. The notice of prepayment shall specify the date of the prepayment and the amount of the prepayment. Each such prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount prepaid and any amount required by Section 2.7.

(e) Mandatory Prepayment of the Term Advance. Immediately upon Borrower’s receipt of Net Cash Proceeds, Borrower shall prepay the outstanding principal amount of the Term Advance in an amount equal to 100% of such Net Cash Proceeds. Within 120 days of the end of each fiscal year, Borrower shall prepay the outstanding principal amount of the Term Advance in an amount equal to 25% of Excess Cash Flow, provided that the Leverage Ratio is greater than 1.50 to 1.00 on the last day of such fiscal year.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding daily balance thereof, at the rates specified in Section 2.1.1, and the Term Advance shall bear interest, on the outstanding daily balance thereof, at the rates specified in Section 2.1.2.

(b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to two percent (2.0%) per annum above the interest rate applicable immediately prior to the occurrence of an Event of Default. Any such increase in the interest rate shall cease and no longer be effective if no Event of Default has occurred and is continuing.

(c) Payments. Administrative Agent shall, at its option, charge interest, all Lender Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes or other charges imposed by any jurisdiction.

(d) Computation. In the event the Base Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of the day the Base Rate is changed, by an amount equal to such change in the Base Rate.

(e) Withholding. Payments received by Administrative Agent or Lenders from Borrower hereunder will be made free and clear of any withholding taxes, excluding net income taxes and franchise taxes imposed in lieu of net income taxes. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any such withholding or deduction from any such payment or other sum payable hereunder to Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will not be required to increase any such amounts payable to any Lender with respect to any taxes that are attributable to such Lender’s failure to deliver Internal Revenue Form W-8BEN or Form W-8ECL, to the extent applicable. Borrower will, upon request, furnish Lenders with proof reasonably satisfactory to Lenders indicating that Borrower has made such withholding payment provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section shall survive the termination of this Agreement.

(f) Promissory Notes. Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Credit Extensions made by it be evidenced by a promissory note in substantially the form attached as Exhibit D hereto. In such event, Borrower shall promptly (and, in all events, within five Business Days of receipt of such request) execute and deliver to such Lender a promissory note payable to such Lender in form and substance reasonably satisfactory to Borrower, such Lender and Administrative Agent).

(g) Swap Fixed Rate. At Borrower’s request, Administrative Agent and Borrower shall enter into such agreements as are mutually acceptable to effect a fixed rate swap arrangement in respect of the Obligations under this Agreement.

2.3 Crediting Payments. So long as no Event of Default has occurred and is continuing, Administrative Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. If an Event of Default has occurred and is continuing, the receipt by Administrative Agent of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Administrative Agent after 12:00 noon Pacific Time shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day. Whenever any payment to Administrative Agent or Lenders under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Payments to Lenders. Borrower shall make payments owing under Section 2.1 and 2.2 to the Administrative Agent, for the ratable account of the Lenders, as applicable. Promptly after its receipt of each payment from or on behalf of Borrower in respect of any Obligations of the Borrower hereunder, Administrative Agent shall distribute such payment to Lenders pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received. Administrative Agent shall make such distribution on the same Business Day if received from Borrower by 12:00 noon, Pacific Time, and on the next Business Day if received after 12:00 noon.

2.5 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Credit Extensions owing to it in excess of its Pro Rata Share of payments on account of the Credit Extensions obtained by all the Lenders, then such Lender shall immediately purchase from the other Lenders such participations in the Credit Extensions owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Pro Rata Share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section or any other provision of this Agreement may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right to set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

2.6 Fees. Borrower shall pay to Administrative Agent the following:

(a) Unused Facility Fee. Within 5 days of the last day of each calendar quarter, (i) a fee equal to 0.20% per annum of the difference between the Revolving Line and the average daily balance of outstanding Advances during such quarter for pro rata distribution to the Lenders if Borrower’s Debt Service Coverage Ratio for such quarter is at least 1.75 to 1:00; or (ii) a fee equal to 0.25% per annum of the difference between the Revolving Line and the average daily balance of outstanding Advances during such quarter for pro rata distribution to the Lenders if Borrower’s Debt Service Coverage Ratio for such quarter is less than 1.75 to 1:00;

(b) Letter of Credit Fees. As a condition to the issuance of any Letter of Credit hereunder, a fronting fee equal to 0.125% of the face amount of such Letter of Credit; and at the end of each quarter during which any Letters of Credit are outstanding a fee equal to 2.25% of the aggregate face amount of such Letters of Credit when the Debt Service Ratio is greater than or equal to 2.00 to 1.00, (ii) 2.50% of the aggregate face amount of such Letters of Credit when the Debt Service Ratio is less than 2.00 to 1.00 but greater than or equal to 1.75 to 1.00, or (iii) 2.75% of the aggregate face amount of such Letters of Credit at all other times;

(c) Other Fees. Fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent; and

(d) Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses; and, after the Closing Date, all Lender Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

2.7 Additional Provisions Regarding LIBOR Advances.

(a) Borrower may from time to time submit in writing a request that any existing LIBOR Rate Advances continue for an additional Interest Period with the same or different duration. Such request shall specify the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a continuation of a LIBOR Rate Advance shall be substantially in the form of a Libor Rate Continuation Certificate as set forth on Exhibit B-2, which shall be duly executed by a Responsible Officer. Administrative Agent shall give each Lender prompt written notice of the receipt of any such request. Subject to the terms and conditions contained herein, three (3) Business Days after Administrative Agent’s receipt of such a request from Borrower, such LIBOR Rate Advances shall continue, as the case may be provided that:

(i) no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

(ii) no party hereto shall have sent any notice of termination of the Agreement;

(iii) Borrower shall have complied with such customary procedures as Administrative Agent has established from time to time for Borrower’s requests for LIBOR Rate Advances;

(iv) the amount of a LIBOR Rate Advance shall be $1,000,000 or such greater amount which is an integral multiple of $500,000; and

(v) Administrative Agent shall have determined that the Interest Period or LIBOR Rate is available to Lenders as of the date of the request for such LIBOR Rate Advance.

Any request by Borrower to continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, no Lender shall be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Lenders had purchased such deposits to fund the LIBOR Rate Advances.

(b) Subject to satisfaction of the conditions set forth in subsections (i) through (v) of Section 2.7(a), any LIBOR Rate Advances shall automatically continue for the same Interest Period upon the last day of the applicable Interest Period, unless Administrative Agent has received and approved a complete and proper request to continue such LIBOR Rate Advance for a different Interest Period at least three (3) Business Days prior to such last day in accordance with the terms hereof or to convert such LIBOR Rate Advances to Base Rate Advances, provided that principal payments shall in all cases be paid on the 15th day of each month. Any LIBOR Rate

Advances shall, at Administrative Agent’s or any Lender’s option, convert to Base Rate Advances in the event that an Event of Default shall occur and be continuing; provided that Administrative Agent will use its reasonable efforts to mitigate LIBOR break-funding costs by effecting such conversion on the last day of an Interest Period. Borrower shall pay to Administrative Agent and any affected Lender, within five Business Days’ of receipt by Borrower of written demand by Administrative Agent or such Lender(s), any amounts required to compensate Administrative Agent or such Lender for any loss (excluding loss of anticipated profits but including customary LIBOR break-funding costs actually incurred by Administrative Agent or such Lender), cost or expense incurred by such Person, as a result of the conversion of LIBOR Rate Advances to Base Rate Advances on any day other than the last day of an Interest Period pursuant to any of the foregoing.

(c) If for any reason (including voluntary or mandatory prepayment or acceleration), Administrative Agent receives all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such LIBOR Rate Advance, Borrower shall, within five Business Days’ of receipt by Borrower of written demand by Administrative Agent, pay Administrative Agent for the ratable benefit of Lenders the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest that would have been recoverable by Administrative Agent by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the Federal Funds Effective Rate.

(d) If (i) Administrative Agent shall have determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (ii) Administrative Agent shall have received written notice from the Required Lenders that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Loans during such Interest Period specifying in reasonable detail the basis for such a determination, the Administrative Agent shall give telecopy or telephonic notice (promptly confirmed in writing) thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Advances requested to be made on the first day of such Interest Period shall be made as Base Rate Advances, and (y) any outstanding LIBOR Advances shall be converted, on the last day of the then-current Interest Period, to Base Rate Advances. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Advances shall be made or continued as such, nor shall the Borrower have the right to convert Credit Extensions to LIBOR Advances.

2.8 Yield Protection. In case any law, regulation, treaty or official directive or the interpretation or application thereof after the date hereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority:

(a) subjects Administrative Agent or a Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for franchise taxes and taxes on the overall net income of Administrative Agent or such Lender);

(b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Administrative Agent or a Lender; or

(c) imposes upon Administrative Agent or a Lender any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Administrative Agent or any Lender, reduce the income receivable by Administrative Agent or any Lender or impose any expense upon Administrative Agent or any Lender, in each case with respect to the Obligations, Administrative Agent shall notify Borrower thereof. Borrower agrees to pay to Administrative Agent or the affected Lender(s) the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Administrative Agent or the affected Lender(s) of a statement of the amount and setting forth

Administrative Agent’s or such Lender’s calculation thereof, all in reasonable detail, within five Business Days of Borrower’s receipt of such statement. For purposes of this Section, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), and any rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on the Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “change in law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Closing Date.

2.9 Changes in Capital Adequacy Regulations. If a Lender or the Administrative Agent, in its capacity as issuer of a Letter of Credit, determines the amount of capital or liquidity required or expected to be maintained by such Lender or Administrative Agent, or the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent, or any corporation or holding company controlling such Lender or the Administrative Agent, is increased as a result of (i) a change in law or (ii) any change after the date of this Agreement in the Risk-Based Capital Guidelines (such changes in the foregoing clauses (i) and (ii) referred to as a “Change in Law”), then, within fifteen (15) days of demand by such Lender or the Administrative Agent, the Borrower shall pay such Lender or the Administrative Agent the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the Administrative Agent determines is attributable to this Agreement, its Credit Extensions made hereunder or its commitment to make Credit Extensions and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or the Administrative Agent’s (and their respective holding company’s) policies as to capital adequacy or liquidity), in each case that is attributable to such change in law or change in the Risk-Based Capital Guidelines, as applicable; provided, that Borrower shall not be required to compensate such Lender or the Administrative Agent pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Administrative Agent, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

2.10 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.14, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity Obligations) remain outstanding or Administrative Agent or any Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Administrative Agent and each Lender may terminate its obligation to make Credit Extensions under this Agreement immediately upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, the Lien granted under this Agreement shall remain in effect for so long as any Obligations (other than inchoate indemnity Obligations) are outstanding.

3.	CONDITIONS OF CREDIT EXTENSIONS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of a Lender to make the initial Credit Extension is subject to the condition precedent that Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent and Lenders, the following:

(a) this Agreement;

(b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1);

(d) an opinion of Borrower’s counsel;

(e) certificates of insurance naming Administrative Agent as lender loss payee and additional insured;

(f) promissory notes for each Lender requesting such notes;

(g) good standing certificates of Borrower and each domestic Subsidiary, if any;

(h) a Compliance Certificate;

(i) financial statements of Borrower through June 30, 2012 and Borrower’s proforma financial statements; and

(j) such other documents, and completion of such other matters, as Administrative Agent may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) Except for the Term Advance, timely receipt by Administrative Agent of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants Administrative Agent, for the ratable benefit of Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Administrative Agent, for the ratable benefit of Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens. If Borrower shall acquire a commercial tort claim (as defined in the Code) with a value exceeding $250,000, Borrower shall promptly notify Administrative Agent in a writing signed by Borrower of the general details thereof (and further details as may be required by Administrative Agent) and grant to Administrative Agent, for the ratable benefit of Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Administrative Agent. If this Agreement is terminated, Administrative Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Lenders’ obligation to make Credit Extensions has terminated, Administrative Agent and Lenders shall, at Borrower’s sole cost and expense, release their Liens in the Collateral.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Administrative Agent, at the request of Administrative Agent, all Negotiable Collateral exceeding $250,000 in aggregate value, all financing statements and other documents that Administrative Agent may reasonably request, in form reasonably satisfactory to Administrative Agent, to perfect and continue perfected the security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3 Right to Inspect. Each of Administrative Agent and Syndication Administrative Agent (through any of their respective officers, employees, or agents) shall have the right from time to time, but no more than once a year (unless an Event of Default has occurred and is continuing), to audit Borrower’s Accounts, inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral, during normal business hours and (unless an Event of Default has occurred and is continuing) with reasonable prior notice to Borrower.

4.4 Pledge of Shares. Borrower pledges and grants to Administrative Agent, for the ratable benefit of Lenders, a security interest in (a) all shares of stock in any Subsidiary incorporated in any state of the United States, and (b) all of the shares of stock of all Foreign Subsidiaries (including Ubiquiti Networks International Limited, a Hong Kong company (“Ubiquiti Hong Kong”)), in each case, owned by Borrower (the shares described in the foregoing clauses (a) and (b), collectively, the “Shares”), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations; provided however that the “Shares” shall not include a pledge of more than sixty five percent (65%) of the Shares of a Subsidiary that is a CFC if such pledge creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code. For avoidance of doubt, the Shares shall exclude 35% of the shares of stock in Ubiquiti Networks International Limited, a Hong Kong company, owned by Borrower. Borrower represents that the Shares are not evidenced by any certificates or, if they are represented by one or more certificates, Borrower shall deliver such certificate(s) to Administrative Agent, accompanied by an instrument of assignment duly executed in blank by Borrower, and Borrower shall cause the books of each such Subsidiary and any transfer agent to reflect such pledge. If an Event of Default has occurred and is continuing, Administrative Agent may effect the transfer of the Shares to the name of Administrative Agent and cause new certificates representing such securities to be issued in the name of Administrative Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Administrative Agent may reasonably request to perfect or continue the perfection of the security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default. Borrower represents to Administrative Agent and Lenders that the Shares are not held in a brokerage or similar securities account.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation duly existing under the laws of the State of Delaware and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except to the extent that the failure to be so qualified could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and do not violate any provision of Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Accounts. The Accounts are bona fide existing obligations of the Account debtors. The property giving rise to such Accounts has been delivered to the account debtor or to the account debtor’s agent for immediate shipment to and unconditional acceptance by the account debtor.

5.5 Shares. Borrower has full power and authority to create a first lien on the Shares and to pledge the Shares pursuant to this Agreement and is not subject to any contractual obligation that restricts such pledge. There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to, the Shares, except as has been disclosed to Administrative Agent in writing. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present or, to Borrower’s knowledge, threatened suit, action, arbitration, administrative or other proceeding which could reasonably be expected to have a Material Adverse Effect, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.6 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

5.7 Intellectual Property. Borrower is the sole owner of the material Intellectual Property, except (a) for non-exclusive licenses granted by Borrower to its customers or other third parties in the ordinary course of business and (b) to the extent that failure to be such owner could not reasonably be expected to have a material adverse effect on Borrower’s business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and except as disclosed in the Schedule, or as reported to the Administrative Agent pursuant to Section 6.3, no claim has been made that any part of the Intellectual Property violates the rights of any third party, in each case except to the extent that could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.8 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, during the five years preceding the date of this Agreement, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof or at such other address as Borrower may notify Administrative Agent in writing in accordance with said Section 10.

5.9 Litigation. Except as disclosed in public filings made with the US Securities and Exchange Commission, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision is reasonably likely to have a Material Adverse Effect.

5.10 No Material Adverse Change in Financial Statements. All consolidated financial statements other than projections related to Borrower and any Subsidiary that are delivered by Borrower to Administrative Agent fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended (subject, in the case of unaudited financial statements, to normal year-end and quarter-end adjustments and the absence of footnotes). There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Administrative Agent.

5.11 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.12 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business, except as disclosed in public filings made with the US Securities and Exchange Commission and in disclosures filed with the US Department of Commerce and US Treasury Department. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent that failure to do so could not reasonably be expected to have a material adverse effect on their businesses. Except as disclosed in public filings made with the US Securities and Exchange Commission and in disclosures filed with the US Department of Commerce and US Treasury Department, none of Borrower or its Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or

(iii) is a Blocked Person. Neither Borrower nor, to the knowledge of Borrower, any of their Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. To Borrower’s knowledge, no event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that is reasonably likely to have a Material Adverse Effect. Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which is reasonably likely to have a Material Adverse Effect, except as disclosed in public filings made with the US Securities and Exchange Commission and in disclosures filed with the US Department of Commerce and US Treasury Department.

5.13 Environmental Condition. Except as disclosed in the Schedule or as reported to the Administrative Agent pursuant to Section 6.3, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law in all material respects; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any material action or material omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.14 Taxes. Borrower and each Subsidiary has filed or caused to be filed all federal income tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all federal income taxes reflected therein. Borrower and each Subsidiary has filed or caused to be filed all material state and local tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all material state and local taxes reflected therein.

5.15 Investments. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.16 Government Consents. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.17 Full Disclosure. No written representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Administrative Agent, as of the date such representation, warranty or other statement was made, taken together with all such written certificates and written statements given to Administrative Agent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Administrative Agent and each Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify is reasonably likely to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain in force all licenses, approvals and agreements, the loss of which is reasonably likely to have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which is reasonably likely to have a material adverse effect on Borrower’s or such Subsidiary’s business.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Administrative Agent (for delivery to the Lenders) the following: (a) as soon as available, but in any event within 45 days after the end of each fiscal quarter, Borrower’s consolidated and consolidating financial statements, prepared in accordance with GAAP, consistently applied (provided that such documents will be deemed to be delivered on the date that the SEC makes such documents publicly available and Borrower advises Administrative Agent of the same); (b) as soon as available, but in any event within 45 days after the end of each fiscal quarter, a Compliance Certificate signed by a Responsible Officer; (c) as soon as available, but in any event within 120 days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of PricewaterhouseCoopers LLP, or another independent certified public accounting firm of nationally recognized standing (provided that such documents will be deemed to be delivered on the date that the SEC makes such documents publicly available and Borrower advises Administrative Agent of the same); (d) within 45 days of the last day of each fiscal year, board-approved projections for the upcoming year on a consolidated and consolidating basis, broken down by quarter; (e) within five (5) days of filing, copies of (or a link to such documents on Borrower’s or another website on the Internet) all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (“SEC”), provided that such documents will be deemed to be delivered on the date that the SEC makes such documents publicly available and Borrower advises Administrative Agent of the same; (f) promptly upon receipt by Borrower of written notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that is reasonably likely to result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more, and (g) such other financial information as Administrative Agent or a Lender may reasonably request from time to time.

6.4 Inventory; Returns. Borrower shall cause all returns and terminations of customer agreements to be on materially the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the Closing Date. Borrower shall promptly notify Administrative Agent of all terminations and of all disputes and claims, where the termination, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000).

6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Administrative Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Administrative Agent with proof satisfactory to Administrative Agent indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted. Borrower shall also maintain insurance relating to Borrower’s ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s. Borrower’s Inventory shall be insured in an amount no less than the book value of such Inventory.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Administrative Agent. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Administrative Agent, showing Administrative Agent as an additional loss payee thereof and all liability insurance policies shall show the Administrative Agent as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Administrative Agent before canceling its policy for any reason. Upon Administrative Agent’s request, Borrower shall deliver to Administrative Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Administrative Agent at any time any Obligations are outstanding, be payable to Administrative Agent to be applied on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000) with respect to any loss, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) if an Event of Default has occurred and is continuing, all proceeds payable under such casualty policy shall, at the option of Administrative Agent, be payable to Administrative Agent on account of the Obligations.

6.7 Protection of Intellectual Property Rights. (a) Protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; and (b) promptly advise Administrative Agent in writing of material infringement by a third party of its Intellectual Property of which Borrower receives written notice. If Borrower decides to register any material copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Administrative Agent with at least fifteen (15) days prior written notice of Borrower’s intent to register such material copyrights or mask works; and (y) take such actions as Administrative Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of Administrative Agent in the Accounts arising out of the copyrights or mask works intended to be registered with the United States Copyright Office.

6.8 Deposit Accounts. Borrower shall maintain its primary depository, operating, and investment accounts with East West Bank so long as East West Bank is the Administrative Agent, including a majority of its cash in such accounts. Borrower shall cause Ubiquiti Hong Kong to maintain its primary depository, operating, and investment accounts with East West Bank so long as East West Bank is the Administrative Agent, with at least 75% of its operating and investment balances maintained in accounts with East West Bank so long as East West Bank is the Administrative Agent.

6.9 Financial Covenants.

(a) Debt Service Coverage. Beginning with quarter ended June 30, 2012, Borrower shall maintain, on a stand-alone basis, not including its Subsidiaries, a ratio of (i) Net Income plus interest payments plus all non-cash expenses to (ii) regularly scheduled principal and interest payments on the Credit Extensions and the Subordinated Debt for the following four quarters (the “Debt Service Coverage Ratio”) of at least 1.50 to 1.00 as of the last day of each fiscal quarter, measured on a trailing four-quarter basis.

(b) Leverage. On a consolidated basis, Borrower and its Subsidiaries shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities to Tangible Net Worth (the “Leverage Ratio”) not to exceed (i) 1.50 to 1.00 as of the quarter ended June 30, 2012; (ii) 2.50 to 1.00 as of the quarter ending September 30, 2012; (iii) 2.0 to 1.00 as of the quarter ending December 31, 2012; (iv) 1.75 to 1.00 as of the quarter ending March 31, 2013, and (v) 1.50 to 1.00 as of the quarter ending June 30, 2013 and as of each quarter thereafter.

(c) Liquidity. Borrower shall maintain a ratio of Global Cash to outstanding Advances of at least 1.50 to 1.00, measured on a quarterly basis.

6.10 Creation/Acquisition of Subsidiaries.

(a) Domestic Subsidiaries. In the event Borrower, or any of its Subsidiaries creates or acquires any domestic Subsidiary, Borrower shall provide prior written notice to Administrative Agent of the creation or acquisition of such new domestic Subsidiary and take all such action as may be reasonably required by Administrative Agent to cause each such domestic Subsidiary that is not a CFC to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto and in any case excluding the property described in clauses (i) through (iv) therein); and Borrower shall grant and pledge to Administrative Agent, for the ratable benefit of the Lenders, a perfected security interest in the stock, units or other evidence of ownership of each such domestic Subsidiary that is not a CFC.

(b) Foreign Subsidiaries. In the event Borrower, or any of its Subsidiaries creates or acquires any Foreign Subsidiary, Borrower shall provide prior written notice to Administrative Agent of the creation or acquisition of such new Foreign Subsidiary and take all such action as may be reasonably required by Administrative Agent to grant and pledge all of the voting shares of such Foreign Subsidiary to Administrative Agent, for the ratable benefit of the Lenders, and such shares shall constitute “Shares” under this Agreement; provided however that Borrower shall not be required to pledge more than sixty five percent (65%) of the Shares of such Foreign Subsidiary if such pledge creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code.

6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Administrative Agent to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; (iii) Transfers of surplus, worn-out or obsolete Equipment; and (iv) Transfers constituting Permitted Investments and Permitted Liens.

7.2 Change in Business. Suffer a Change of Control, engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and such Subsidiaries and any business substantially similar or related thereto (or incidental thereto).

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Permitted Investments and Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or the Borrower.

7.4 Indebtedness. Incur, assume or suffer to exist any Indebtedness, or permit any of its Subsidiaries to do so, except for Permitted Indebtedness.

7.5 Capital Expenditures.

(a) Borrower will not make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs that should be capitalized in accordance with GAAP and including capitalized lease obligations) during any fiscal year, or permit any of its Subsidiaries to do so, if as a result thereof, the aggregate amount of such expenditures for such fiscal year would exceed (x) prior to the IPO, $2,500,000, and (y) following the IPO, $5,000,000.

(b) Notwithstanding the foregoing, in the event that the amount of capital expenditures permitted to be made by Borrower pursuant to clause (a) above in any fiscal year (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b)) is greater than the amount of such capital expenditures made by Borrower during such fiscal year, such excess may be carried forward and utilized to make capital expenditures in succeeding fiscal years, provided that in no event shall the aggregate amount of capital expenditures made by the Borrower during any fiscal year pursuant to Section 7.5(a) exceed 125% of the amount set forth for each fiscal year as set forth in Section 7.5(a).

(c) Notwithstanding the foregoing, Borrower may make capital expenditures (which capital expenditures will not be included in any determination under the foregoing clause (a)) with insurance proceeds received by Borrower so long as such capital expenditures are used to replace or repair any properties or assets in respect of which such insurance proceeds were paid.

7.6 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Administrative Agent that prohibits or otherwise restricts Borrower from encumbering any of its property, other than (i) restrictions in equipment leases or equipment financing documents on Liens on the specific equipment being leased or financed, (ii) customary restrictions with respect to transactions expressly permitted under Section 7.1 or 7.3 or (iii) prohibitions or restrictions which are deemed ineffective under applicable law.

7.7 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may pay cash in lieu of fractional shares; (iv) Borrower may repurchase the stock of former employees, officers or directors pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchases do not exceed Twenty Million Dollars ($20,000,000) in the aggregate; and (v) Borrower may make open market stock repurchases so long as an Event of Default is not continuing at the time of such repurchase and would not result immediately after giving effect to such repurchase.

7.8 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; provided, however, that the foregoing will not apply to (a) any transaction between Borrower and any of its Subsidiaries, or among two or more Subsidiaries, which is permitted by this Agreement, (b) reasonable and customary fees paid to members of the boards of directors of Borrower or its Subsidiaries, or (c) compensation arrangements and benefit plans for officers, directors and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business

7.10 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt.

7.11 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar party unless Administrative Agent and Lenders have received a pledge of the warehouse receipt covering such Inventory exceeding $250,000 in aggregate value. Except for Inventory sold in the ordinary course of business and except for such other locations as Borrower may determine is reasonably necessary for the conduct of its business, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Administrative Agent prior notice.

7.12 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction (not otherwise exempt under ERISA), as each such term is, as defined in ERISA, to occur, fail to comply in any material respect with the Federal Fair Labor Standards Act or violate any law or regulation, which violation is reasonably likely to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Administrative Agent’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.13 Anti-Terrorism Laws. Administrative Agent notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Administrative Agent’s policies and practices, Administrative Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and their principals, which information includes the name and address of Borrower and their principals and such other information that will allow Administrative Agent to identify such party in accordance with Anti-Terrorism Laws. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall immediately notify Administrative Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to (a) make any payment of principal of any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable;

8.2 Covenant Default. If Borrower fails to perform any obligation under Section 6.1 (with respect to maintenance of Borrower’s existence), 6.3, 6.8, 6.9, 6.10 or 6.11, or violates any of the covenants contained in Article 7 of this Agreement; or if Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement or in any other present or future agreement between Borrower and a Lender, and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within such period or cannot after diligent attempts by Borrower be cured within such period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) or other longer period of time as agreed upon by Administrative Agent in writing to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

8.3 Material Adverse Effect. If any circumstance arises that has or would reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any material portion of Borrower’s or Ubiquiti Hong Kong’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days or in any event not less than five (5) Business Days prior to the date of any proposed sale thereunder, or if Borrower or Ubiquiti Hong Kong is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any substantial part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any substantial portion of Borrower’s or Ubiquiti Hong Kong’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s material assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower or Ubiquiti Hong Kong receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower or Ubiquiti Hong Kong, as applicable (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If Borrower or Ubiquiti Hong Kong generally fails to pay its debts as they become due, or if an Insolvency Proceeding is commenced by Borrower or Ubiquiti Hong Kong, or if an Insolvency Proceeding is commenced against Borrower or Ubiquiti Hong Kong and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default in any material agreement to which Borrower or Ubiquiti Hong Kong is a party with a third party or parties resulting in the right by such third party or parties whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000);

8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Administrative Agent;

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) shall be rendered against Borrower or Ubiquiti Hong Kong and shall remain unsatisfied and unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale to be held by or on behalf of the judgment creditor to satisfy any such judgment or judgments (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.9 Misrepresentations. If any warranty or representation by Borrower set forth herein or in any certificate delivered to Administrative Agent by any Responsible Officer pursuant to this Agreement or to induce Administrative Agent to enter into this Agreement or any other Loan Document is incorrect in any material respect when made.

8.10 Guaranty. If any guaranty by a Subsidiary of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, other than due to the act or omission of Bank, or any such Subsidiary fails to perform any material obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any such Subsidiary guarantor revokes or purports to revoke a Guaranty, or any representation or warranty by such Subsidiary guarantor set forth in any Guaranty Document or in any certificate delivered to Administrative Agent in connection with any Guaranty Document is incorrect in any material respect when made, or if any of the circumstances described in Sections 8.3 through 8.8 occurs with respect to any such Subsidiary guarantor.

9.	ADMINISTRATIVE AGENT’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default when any Obligations are outstanding, Administrative Agent may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Administrative Agent);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Administrative Agent;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Administrative Agent reasonably considers advisable;

(d) Make such payments and do such acts as Administrative Agent considers necessary or reasonable to protect its security interest in the Collateral;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Administrative Agent, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Administrative Agent;

(f) Ship, store, finish, repair, prepare for disposition, and dispose of the Collateral in accordance with the Code, and apply any proceeds to the Obligations in whatever manner or order Administrative Agent deems appropriate, including without limitation the application of such proceeds to all costs and expenses incurred in connection with such disposition;

(g) Administrative Agent may credit bid and purchase at any public sale; and

(h) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Administrative Agent (and any of Administrative Agent’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Administrative Agent’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Administrative Agent’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Administrative Agent determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (h) to dispose of the Collateral to the extent permitted under the Code; provided Administrative Agent may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4 regardless of whether an Event of Default has occurred. The appointment of Administrative Agent as Borrower’s attorney in fact, and each and every one of Administrative Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Administrative Agent’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. After the occurrence and during the continuance of an Event of Default, Administrative Agent may notify any Person owing funds to Borrower of Administrative Agent’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Administrative Agent, receive in trust all payments as Administrative Agent’s trustee, and immediately deliver such payments to Administrative Agent in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Right of Set-off. Subject to Section 2.6, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuation of an Event of Default, each Lender is authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of Borrower against and on account of the Obligations and liabilities of Borrower to such Lender under this Agreement or under any of the other Loan Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

9.5 Administrative Agent and Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Administrative Agent may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Administrative Agent deems necessary to protect Administrative Agent from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Administrative Agent deems prudent. Any amounts so paid or deposited by Administrative Agent shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Administrative Agent shall not constitute an agreement by Administrative Agent to make similar payments in the future or a waiver by Administrative Agent of any Event of Default under this Agreement. After the occurrence and during the continuation of an Event of Default, Borrower shall reimburse each Lender, upon demand, for all costs and expenses, including reasonable attorney’s fees, incurred in connection with any of the Loan Documents.

9.6 [Reserved].

9.7 Administrative Agent’s Liability for Collateral. So long as Administrative Agent complies with reasonable banking practices, Administrative Agent shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.8 Shares. Borrower recognizes that Administrative Agent may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Administrative Agent shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so. Upon the occurrence of an Event of Default which continues, Administrative Agent shall have the right to exercise all such rights as a secured party under the California Uniform Commercial Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Administrative Agent (and any of Administrative Agent’s designated officers, or employees) as Borrower’s true and lawful attorney to enforce Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to Borrower.

9.9 Remedies Cumulative. Administrative Agent’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Administrative Agent shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Administrative Agent of one right or remedy shall be deemed an election, and no waiver by Administrative Agent of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Administrative Agent shall constitute a waiver, election, or acquiescence by it. No waiver by Administrative Agent shall be effective unless made in a written document signed on behalf of Administrative Agent and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.10 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Administrative Agent on which Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower, Administrative Agent, or Syndication Agent as the case may be, at its addresses set forth below:

If to Borrower:	UBIQUITI NETWORKS, INC. 2580 Orchard Parkway San Jose, CA 95131 Attn: John Ritchie, Chief Financial Officer Fax: 408-351-4973

If to Administrative Agent:	EAST WEST BANK 2350 Mission College Blvd., Suite 988 Santa Clara, CA 95054 Attn: Calvin Cheng Fax: (408) 588-9688

If to Syndication Agent:	U.S. BANK 10 Almaden Boulevard, Suite 500 San Jose, CA 95113 Attn: Matt Murray Fax: (408) 918-4130

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	JURY TRIAL WAIVER; JUDICIAL REFERENCE.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, LENDERS AND AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	THE ADMINISTRATIVE AGENT.

12.1 Authorization and Action. Each Lender appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that Administrative Agent shall not be required to take any action that exposes Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. Except as otherwise provided for in this Agreement, no Lender shall take any action to collect amounts due hereunder, enforce any obligations of Borrower or exercise any remedies against Borrower arising out of this Agreement without the prior written consent of Administrative Agent. Administrative Agent agrees to give to each Lender prompt notice of (a) each notice or report given to it by Borrower pursuant to the terms of this Agreement (including but not limited to those set forth in Section 6.3 hereof), and (b) any Event of Default hereunder. The provisions of this Article 12 are solely for the benefit of Lenders and Administrative Agent and Borrower has no rights as a third party beneficiary of any of the provisions hereof.

12.2 Administrative Agent’s Reliance, Etc. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Administrative Agent: (i) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Borrower or to inspect the property (including the books and records) of Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

12.3 East West Bank and Affiliates. With respect to its obligations hereunder, the Advances made by it, and the Note issued to it, East West Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include East West Bank in its individual capacity. East West Bank and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any of its subsidiaries and any Person who may do business with or own securities of Borrower or any such subsidiary, all as if East West Bank were not Administrative Agent, and without any duty to account therefor to Lenders.

12.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

12.5 Indemnification. Lenders shall indemnify Administrative Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Obligations then held by each of them (or if no Obligations are at the time outstanding, ratably according to the respective amounts of their Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by Administrative Agent under this Agreement in its capacity as Administrative Agent, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender shall reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that Administrative Agent is not reimbursed for such expenses by Borrower. Notwithstanding the foregoing, to the extent that both Lenders and Borrower have indemnification obligations with respect to any matter, the indemnification obligations of Borrower shall be primary and the indemnification obligations of Lenders shall be secondary with respect to such matter, and if Administrative Agent shall recover any amount from Borrower with respect to Borrower’s indemnification obligation for which the Administrative Agent has received any payment from Lenders, Administrative Agent shall return to such contributing Lenders on a pro rata basis any amount in excess of the amount necessary to fully indemnify Administrative Agent

12.6 Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the prior consent of Borrower, which consent shall not be unreasonably withheld or delayed, provided that such consent of the Borrower shall not be required at any time an Event of Default exists. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial Lender organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

13.	MISCELLANEOUS.

13.1 Amendments. No amendment or waiver of any provision of the Loan Documents nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) reduce the principal of, or interest on, the Obligations or any fees or other amounts payable hereunder, (b) postpone any date fixed for, or amount of, any payment of principal of, or interest on, the Obligations or any fees or other amounts payable hereunder, (c) increase the Credit Commitment of any Lender or subject such Lender to any additional obligations, (d) change the percentage of the Credit Commitments or of the aggregate unpaid principal amount of the Obligations, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (e) amend the definition of “Required Lenders” set forth in Section 1.1, or (f) release any material portion of any Collateral (other than in connection with a Transfer permitted under Section 7.1), or (g) amend this Section 13.1; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. With the consent of the Required Lenders, additional Lenders may execute this Agreement, and, as a consequence of such additions, the aggregate Credit Commitments hereunder may be increased.

13.2 Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed or sent by facsimile or delivered, if to the Borrower, at its address set forth on the signature page hereof; and if to any Lender, or an Administrative Agent, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective three (3) Business Days after deposit in the U.S. mail, postage prepaid, when sent by facsimile, or when delivered, respectively.

13.3 Additional Lenders; Assignments; Participations.

(a) None of the Loan Documents nor any rights thereunder may be assigned by Borrower without the prior written consent of all the Lenders, which consent may be granted or withheld in the Lenders’ sole discretion. Upon prior written notice to Borrower, any Lender may assign, from time to time, all or any portion of its Pro Rata Share of the Credit Commitments in an amount not less than the lesser of (1) $5,000,000 or (2) one hundred percent (100%) of such Lender’s interest in the Credit Commitments and Obligations to (i) an Affiliate of that Lender, without the prior written approval of Administrative Agent or Borrower, or (ii) any other financial institution acceptable to Administrative Agent and Borrower, which consent shall not be unreasonably withheld or delayed, provided that an assignee may not assign its interest without the prior written consent of the Administrative Agent and Borrower, which consent shall not be required if an Event of Default has occurred and is continuing; and provided further that the parties to each such assignment shall execute and deliver to Administrative Agent and Borrower an assignment and assumption agreement in substantially the form of Exhibit E attached hereto (each, an “Assignment and Assumption Agreement”). Upon (A) such execution and delivery and (B) except in the case of an assignment pursuant to clause (i) of the preceding sentence, payment of a fee in the amount of $3,500 to Administrative Agent to cover administrative costs, from and after the effective date of such assignment (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights and be released from its obligations under this Agreement (other than pursuant to Section 13.3(f)), and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, subject to its continuing obligations under Section 13.3(f). Any attempted assignment or transfer by any party not made in compliance with this Section 13.3(a) or Section 13.3(b) below shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement.

(b) If, in connection with any proposed amendment, waiver or consent to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 13.1, the consent of the

Required Lenders is required but cannot be obtained for the lack of consent by a Lender, then the Administrative Agent or Borrower shall have the right, but not the obligation, to cause any such non-accepting or non-consenting Lender (each, a “Replaced Lender”) to assign (a “Forced Assignment”) all of the Credit Commitments and other rights and obligations of the Replaced Lender under the Loan Documents to another Person (which may be a Lender or shall be any other Person reasonably acceptable to the Borrower (such Lender or other Person, a “Replacement Lender”)) identified by the Administrative Agent in writing to the Replaced Lender, provided that such Replacement Lender is willing to consent to the proposed amendment, waiver or consent.

If a Forced Assignment occurs, the Replaced Lender and the Replacement Lender shall enter into an Assignment and Assumption Agreement, pursuant to which the Replacement Lender shall acquire all of the outstanding Credit Commitments of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued interest on, all outstanding Credit Commitments of the Replaced Lender, and (b) an amount equal to all accrued, but theretofore unpaid, fees, expenses and other reimbursable costs owing to the Replaced Lender under the Loan Documents. Upon (i) the execution of an Assignment and Assumption Agreement in connection with a Forced Assignment by the Replaced Lender and the Replacement Lender; (ii) delivery of a copy of such Assignment and Assumption Agreement to the Administrative Agent, together with payment instructions, addresses and related information with respect to the Replacement Lender; (iii) the payment to the Replaced Lender by the Replacement Lender of the amounts referred to in the preceding sentence; (iv) the payment to the Replaced Lender by the Borrower all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in the preceding sentence); and (v) the payment to the Administrative Agent by the Replacement Lender of a $3,500 processing fee; the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Section 13.10), which shall survive as to such Replaced Lender with respect to any liabilities incurred by such Replaced Lender relating to periods prior to the date such Replaced Lender ceased to be a Lender hereunder. A Replacement Lender shall not be entitled to receive any greater payment under Section 2.2(e) and Section 2.8 with respect to any participation than the Replaced Lender would have been entitled to receive.

(c) Each Lender may sell, negotiate or grant participations to other parties in all or part of the obligations of the Borrower outstanding under the Loan Documents, upon notice to the Administrative Agent and the Borrower; provided that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this Section. No participant shall constitute a “Lender” under any Loan Document, and Borrower shall continue to deal solely and directly with Administrative Agent and the Lenders. A Participant shall not be entitled to receive any greater payment under Section 2.2(e) and Section 2.8 with respect to any participation than its participating Lender would have been entitled to receive.

(d) Each Lender may disclose to any proposed assignee or participant any information relating to Borrower or any of its Subsidiaries; provided, that prior to such disclosure such proposed assignee or participant shall have agreed in writing to keep any such information confidential substantially on the terms of Section 13.3(f).

(e) The grant of a participation interest shall be on such terms as the granting Lender determines are appropriate, provided only that (i) the holder of such a participation interest shall not have any of the rights of a Lender under this Agreement, (ii) the consent of the holder of such a participation interest shall not be required for amendments or waivers of provisions of the Loan Documents, provided that the granting Lender may agree in its participation agreement with its participant that such granting Lender will not (without the consent of the holder of such participation interest) vote to (A) extend the term of the Credit Commitments, (B) decrease the rate of interest or the amount of any fee or any other amount payable to the Lenders under the Loan Documents, (C) reduce the principal amount payable under the Loan Documents, or (D) extend the date fixed for the payment of principal or interest or any other amount payable under the Loan Documents, which would require the consent of all of the Lenders pursuant to the terms of Section 13.1 hereof, and (iii) the holder may not transfer or participate any of its interest without the consent of the Administrative Agent.

(f) Each Lender understands that some of the information and documents furnished to it pursuant to this Agreement may be confidential and each Lender agrees that it will keep all non-public information, documents and agreements so furnished to it confidential and will make no disclosure to other Persons of such information or agreements until it shall have become public, except (i) to the extent required in connection with matters involving operations under or enforcement or amendment of the Loan Documents; (ii) to such Lender’s examiners and auditors or in accordance with such Lender’s obligations under law or regulations or pursuant to subpoenas or other process to make information available to governmental agencies and examiners or to others; (iii) to any corporate parent of any Lender so long as such parent agrees to accept such information or agreement subject to the restrictions provided in this Section 13.3(f); (iv) to any participant Lender or trust company of any Lender so long as such participant shares the corporate parent with such Lender and agrees to keep such information, documents or agreement confidential in accordance with the restrictions provided in this Section 13.3(f); (v) to Administrative Agent or to any other Lender and their respective counsel and other professional advisors and to its own counsel and professional advisors so long as such Persons are instructed to keep such information confidential in accordance with the provisions of this Section 13.3(f); (vi) to proposed assignees and participants in accordance with Section 13.3(d); (vii) as Administrative Agent or Lender determines appropriate after the occurrence of an Event of Default; and (viii) with the prior written consent of the Borrower.

13.4 Defaulting Lenders.

(a) Definition. For the purposes of this Agreement a “Defaulting Lender” shall be defined as follows: any Lender that (i) has failed to (A) fund all or any portion of its Credit Commitments within two (2) Business Days of the date such Credit Commitments were required to be funded hereunder, or (B) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Advances) within two (2) Business Days of the date when due, (ii) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (iii) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (Y) become the subject of a proceeding under any bankruptcy insolvency or debtor relief law, or (Z) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than in connection with a supervisory action where applicable law requires that such supervisory appointment not be publicly disclosed), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 13.4(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

(b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder in connection with its role as Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Administrative Agent in connection with fronting exposure for Swingline Advances or Letters of Credit; third, to cash collateralize the Administrative Agent’s exposure in connection with the Defaulting Lender’s Pro Rata Share of any issued Letters of Credit with respect to such Defaulting Lender in accordance with Section 13.4(e); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Credit Extension in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Credit Extensions under this Agreement and (y) cash collateralize the Administrative Agent’s Letter of Credit fronting exposure with respect to such Defaulting Lenders’ Pro Rata Share of Letters of Credit to be issued in the future under this Agreement, in accordance with Section 13.4(e); sixth, to the payment of any amounts owing to the Lenders or the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Administrative Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Pro Rata Share of outstanding Credit Extensions of such Lenders to the aggregate outstanding Credit Extensions equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Credit Extensions or participations in Letters of Credit or Swingline Advances; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Credit Extensions or Letter of Credit issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Credit Extensions were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Credit Extensions and funded and unfunded participations in Letters of Credit and Swingline Advances are held by the Lenders pro rata in accordance with the Credit Commitments without giving effect to Section 13.4(b)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash Collateral pursuant to this Section 13.4(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any unused facility fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). (B) Each Defaulting Lender shall be entitled to receive any Letter of Credit fronting fees for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash Collateral pursuant to Section 13.4(e). (C) With respect to any unused facility or letter of credit fronting fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (y) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit and other Credit Extensions that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Advances shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Credit Commitment) but only (x) if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, and (y) to the extent that such reallocation does not cause the aggregate outstanding aggregate Credit Extensions of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Advances in an amount equal to the applicable Lender’s fronting exposure and (y) second, cash collateralize the applicable Lender’s Letter of Credit fronting exposure in accordance with the procedures set forth in Section 13.4(e).

(c) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Credit Extensions of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Credit Extensions and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the Lenders in accordance with their Credit Commitments (without giving effect to Section 13.4(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swingline Advances and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Administrative Agent shall not be required to fund any Swingline Advances unless it is satisfied that it will have no fronting exposure after giving effect to such Swingline Advance and (ii) the Administrative Agent shall not be required to issue, extend, renew or increase any Letters of Credit unless it is satisfied that it will have no fronting exposure after giving effect thereto.

(e) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the Borrower shall cash collateralize the full amount of the Defaulting Lender’s Pro Rata Share of issued Letters of Credit (determined after giving effect to Section 13.4(b)(iv) and any cash Collateral provided by such Defaulting Lender).

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, in connection with issued Letters of Credit, and agrees to maintain, a first priority security interest in all such cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such cash Collateral is less than the full amount of Defaulting Lender’s Pro Rata Share of the aggregate face amount of all issued Letters of Credit, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, cash Collateral provided under this Section 13.4 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect Letter of Credit Obligations (including, as to cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the aggregate outstanding Letter of Credit Obligations shall no longer be required to be held as cash Collateral pursuant to this Section 13.4(e) following (i) the elimination of the applicable fronting exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent that there exists excess cash Collateral; provided that, subject to this Section 13.4 the Person providing cash Collateral and the Administrative Agent may agree that cash Collateral shall be held to support future anticipated fronting exposure or other obligations and provided further that to the extent that such cash Collateral was provided by the Borrower, such cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

13.5 Effectiveness; Binding Effect; Governing Law. This Agreement shall become effective when it shall have been executed by the Borrower, Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Administrative Agent and all the Lenders. THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW DOCTRINE.

13.6 Consent to Jurisdiction; Venue; Administrative Agent for Service of Process. All judicial proceedings brought against the Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in the County of Santa Clara in the State of California, and by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section. Borrower designates and appoints each Responsible Officer, from time to time, and such other Persons as may hereafter be selected by Borrower irrevocably agreeing in writing to so serve as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by Borrower to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to Borrower at its address provided in the applicable signature page hereto, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed by Borrower refuses to accept service, Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Administrative Agent or any Lender to bring proceedings against Borrower in courts of any jurisdiction.

13.7 Entire Agreement. This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that any financing statements previously filed for the benefit of Administrative Agent and/or any Lender shall continue to perfect Administrative Agent’s security interest in the Collateral.

13.8 Separability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.9 Obligations Several. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.

13.10 Indemnification. Borrower shall indemnify, defend, protect and hold harmless Administrative Agent, each Lender and their respective officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid as a result of or in any way arising out of transactions between Administrative Agent or such Lender and Borrower under the Loan Documents (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Administrative Agent’s or such Lender’s or their respective officers’, employees’ and agents’ gross negligence or willful misconduct.

13.11 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by e-mail delivery of a “.pdf” format data file shall be effective as delivery of a manually executed counterpart of this Agreement. Delivery of manually executed counterparts of this Agreement shall immediately follow delivery by telecopy or by e-mail delivery.

13.13 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity Obligations) remain outstanding. The obligations of Borrower to indemnify Administrative Agent, Syndication Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 13.9 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against any of them have run.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

UBIQUITI NETWORKS, INC.

By:	/s/ John Ritchie
Title:	CFO

ADMINISTRATIVE AGENT:

EAST WEST BANK

By:	/s/ Calvin Cheng
Title:	First Vice President

SYNDICATION AGENT:

U.S. BANK

By:	/s/ Michael D. Stanley
Title:	Vice President

LENDERS:

EAST WEST BANK

By:	/s/ Calvin Cheng
Title:	First Vice President
Maximum Credit Commitment: $50,000,000
Pro Rata Share: 50%

U.S. BANK

By:	/s/ Michael D. Stanley
Title:	Vice President
Maximum Credit Commitment: $50,000,000
Pro Rata Share: 50%

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

The Collateral shall consist of all right, title and interest of Borrower in and to the property of Borrower, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the grant of a security interest as provided herein shall not extend to, and the term “Collateral” shall not include:

(i) any Copyrights, Patents, Trademarks, any intent-to-use trademark applications, any other intellectual property rights now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing, or any other Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”) Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.;

(ii) (x) any of the outstanding capital stock of a Foreign Subsidiary, to the extent that it is a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation, and (y) any of the outstanding capital stock of any other Subsidiary of the Borrower that has been incorporated or formed under any laws other than the laws of the United States, any state thereof or the District of Columbia;

(iii) any property subject to a Lien described in clauses (a) or (c) of the definition of Permitted Lien if the granting of a Lien in such property is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is effective under applicable law), provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; and

(iv) any general intangibles or other assets of the Debtor (whether owned or held as licensee or lessee, or otherwise), to the extent that (i) such general intangibles or assets are not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction is deemed effective under applicable law), without the consent of the licensor or lessor thereof or other applicable party thereto and (ii) such consent has not been obtained; provided, however, that the foregoing grant of security interest shall extend to, and the term “Collateral” shall include, (A) any general intangible or asset which is an account receivable or a proceed of, or otherwise related to the enforcement or collection of, any account receivable, or goods that are the subject of any account receivable; (B) any and all proceeds of any general intangibles or assets that are otherwise excluded to the extent that the assignment or encumbrance of such proceeds is not so restricted; and (C) upon obtaining the consent of any such licensor, lessor or other applicable party’s consent with respect to any such otherwise excluded general intangibles or assets, such general intangibles and assets as well as any and all proceeds thereof that might have theretofore have been excluded from such grant of a security interest and the term “Collateral.”

2

EXHIBIT B-1

Date:

To:	EAST WEST BANK, as Administrative Agent
N. Cal Commercial Banking Group
Fax No.: (408) 588-9684/9688

From:	Ubiquiti Networks, Inc.

Loan Account No. Note No.

☐	On , please advance $ from the Revolving Line/Term Advance and credit deposit account .

The above advance shall be: ☐ a LIBOR Rate Advance or ☐ a Base Rate Advance.

☐	On , please debit $ from deposit account no. and pay down our Revolving Line/Term Advance, Note no. , and credit: Interest only ( ), or Principal only ( ), or Principal & Interest ( ).

Authorized by:
	(borrower signature)	phone no.

Below For Bank Use Only

Account Number	Account Name	Debit	Credit

3

EXHIBIT B-2

LIBOR RATE CONTINUATION CERTIFICATE

The undersigned hereby certifies as follows:

I,                     , am the duly elected and acting                      of UBIQUITI NETWORKS, INC. (“Borrower”).

This LIBOR Rate Continuation Certificate is delivered on behalf of Borrower to EAST WEST BANK, as Administrative Agent, pursuant to the Loan and Security Agreement among the Borrower, Administrative Agent, Syndication Agent and the Lenders dated as of August     , 2012 (the “Agreement”). The terms used herein that are defined in the Agreement have the same meaning herein as ascribed to them in the Agreement.

Borrower requests on             , 201     a LIBOR Rate Advance (the “Advance”) as follows:

(a) A continuation of an existing LIBOR Rate Advance as a LIBOR Rate Advance.

(b) The date on which the Advance is to be made is                     , 201    .

(c) The amount of the Advance is to be                     ($            ), for an Interest Period of                      month(s).

All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this LIBOR Rate Continuation Certificate is executed by the undersigned as of this         day of             , 201    .

UBIQUITI NETWORKS, INC.

By:
Title:

For Internal Use Only

LIBOR Pricing Date	LIBOR Rate	LIBOR Rate Variance	Maturity Date
%

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	EAST WEST BANK, AS ADMINISTRATIVE AGENT
FROM:	UBIQUITI NETWORKS, INC.

The undersigned authorized officer of UBIQUITI NETWORKS, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement among Borrower, Administrative Agent, Syndication Agent and Lenders (the “Agreement”), (i) Borrower is in compliance for the period ending                     with all covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof (provided, that those representations and warranties expressly referring to another date are true and correct in all material respects as of such date). Attached herewith are the required documents supporting the above certification. Borrower further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes. All days and periods specified relate to fiscal period end

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required		Complies

Quarterly Financial Statements	Quarterly within 45 days		Yes No

Annual Audited Financials (consolidated and consolidating)	FYE within 120 days		Yes No

Annual Projections (consolidated and consolidating)	Within 45 days from fiscal year end

Financial Covenants	Required	Actual	Complies

Minimum trailing 4 quarters Debt Service Coverage Ratio (quarterly) (Borrower only)	1.50:1.00	:1.00	Yes No

Maximum Total Liabilities-TNW Ratio (quarterly) (Borrower and Subsidiaries, on a consolidated basis):

Quarter ended June 30, 2012	1.50: 100	:1.00	Yes No

Quarter ending September 30, 2012	2.50: 100	:1.00	Yes No

Quarter ending December 31, 2012	2.00: 100	:1.00	Yes No

Quarter ending March 31, 2013	1.75: 100	:1.00	Yes No

Quarter ending June 30, 2013 and quarterly thereafter	1.50: 100	:1.00	Yes No

Minimum Liquidity Ratio (quarterly)	1.50:1.00	:1.00	Yes No

Comments Regarding Exceptions: See Attached.	ADMINISTRATIVE AGENT USE ONLY
Sincerely,
Received By:
SIGNATURE	Date:
Reviewed By:
TITLE	Compliance Status: Yes / No

DATE

EXHIBIT D

FORM OF PROMISSORY NOTE

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

Indebtedness incurred under a revolving credit account with Dell Financial Services L.L.C. that is secured by the lien described under Permitted Liens below.

Permitted Investments (Section 1.1)

The outstanding capital stock of Borrower’s wholly-owned Subsidiaries:

Ubiquiti Networks International Limited (Hong Kong)

UAB “Devint” (Republic of Lithuania)

Ubiquiti Networks (India) Private Limited (Republic of India)

Permitted Liens (Section 1.1)

Debtor: Ubiquiti Networks, Inc.

Secured Party: Dell Financial Services L.L.C.

File No.: 09-7188062435 (California)

Filing Date: 2/18/2009

Type: Equipment and software lien

Intellectual Property (Section 5.7)

None

Prior Names (Section 5.8)

None

Environmental Condition (Section 5.13)

None.